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                                                                   Exhibit 14.50

            INVERNESS MEDICAL INNOVATIONS BUSINESS CONDUCT GUIDELINES

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            INVERNESS MEDICAL INNOVATIONS BUSINESS CONDUCT GUIDELINES

TABLE OF CONTENTS

I.   Introduction..........................................................    1
II.  Administration of the Guidelines......................................    2
III. Ethics  Hotline.......................................................    3
IV.  Our  Standards........................................................    3
     1.  Commitment to Employees...........................................    3
     2.  Conflicts of Interest.............................................    4
     3.  Compliance with the Law and This Policy...........................    5
         a. Employment Laws................................................    5
         b. Antitrust/Competition Laws.....................................    5
         c. Fair Dealing...................................................    6
         d. Dealing in Securities and Confidential Information.............    6
         e. Copyrights and Computer Software...............................    7
         f. Unauthorized Payments to Obtain Business.......................    7
         g. Export Control Laws............................................    9
         h. Customs, Embargo and Boycotts..................................    9
         i. Anti-Money Laundering Laws.....................................    9
         j. Environmental Laws.............................................    9
         k. Safety and Health..............................................    9
         l. Contributions..................................................   10
         m. Questions on Laws..............................................   10
         n. Quality of Products............................................   10
         o. U.S. Food and Drug Administration Laws and Regulations.........   10
     4.  Dealings with Government Officials and Payment Practice...........   11
     5.  Protecting Company Assets.........................................   11
     6.  Media Contact and Public Discussion...............................   12
     7.  Unauthorized Use of Company Property or Services..................   12
     8.  Business and Accounting Practices.................................   12
     9.  Financial Records.................................................   12
     10. Disparagement.....................................................   13
     11. Drug Free Workplace...............................................   13
     12. Certifications....................................................   13
V.   Index.................................................................   14

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I.   INTRODUCTION

     These Business Conduct Guidelines (the "Guidelines") are designed to help you make the right choices/decisions when/if confronted with difficult situations. The intention is to remind us of the legal and ethical obligations which are in many ways good judgment and common sense. They reaffirm our commitment to integrity as the cornerstone of our business behavior. All employees, directors, contract workers, consultants and others who act on behalf of the Company, including all members of management and employees of our non-U.S. subsidiaries are expected to abide by and uphold these guidelines.

     We have a firmly established policy of conducting our affairs in compliance with the letter and spirit of the law and adhering to the principles of business ethics. By utilizing the Guidelines, you will help ensure that the Company conducts its business for the benefit of all our stakeholders - our fellow Colleagues, customers, our shareholders, suppliers, and host communities.

     However, the Guidelines are only a guide, and cannot answer all legal or ethical questions that may arise. You are always free to consult your supervisor or, if additional guidance is needed, the Human Resources or Legal Departments, the Ethics Officer, or the Ethics Hotline at the number that is listed below for your geographical region.

     US            866-398-0010
     AUSTRALIA     1800-987-636
     CANADA        888-789-6627
     CHINA-NORTH   10-800-713-0906
     CHINA-SOUTH   10-800-130-0879
     FRANCE        0800-909-260
     GERMANY       0800-182-4524
     ISRAEL        180-942-9050
     JAPAN         0053-113-0898
     SPAIN         900-977-663
     SWEDEN        020-793-185
     UK            0800-032-5546

     There may be times however, where you are left to depend on your own individual judgment in deciding on the correct course of action. As you consider a particular situation, contemplating the following factors may help you arrive at a satisfactory answer:

     -    Is my action consistent with approved Company practices?

     -    Does my action give the appearance of impropriety?

     -    Will the action bring discredit to me or the Company if disclosed?

     - Can I defend my action to my supervisor, other Colleagues and to the public?

     -    Does my action meet my personal code of behavior?

     -    Does my action conform to the spirit of the Guidelines?


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     The willingness of each of us to raise ethical concerns is important. Any
     Colleague who becomes aware of acts contrary to the Guidelines should inform their supervisor, the Human Resources or Legal Departments, the Ethics Officer or the Ethics Hotline. It is our policy that no person will suffer any adverse effects to their job or career as a result of raising an ethical concern. The section of the Guidelines entitled "Administration" provides instructions on how to act in this situation.


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II.  ADMINISTRATION OF THE GUIDELINES

     Our goal is to integrate the Guidelines into our daily business activities.

     As a Colleague of the Company, you have a responsibility to understand and comply with the Guidelines.

- All Colleagues who become aware of any acts contrary to the Guidelines should give this information to his or her supervisor, the Human Resources or Legal Departments, the Ethics Officer, or the Ethics Hotline at the number that is listed below for your geographical region.

     US            866-398-0010
     AUSTRALIA     1800-987-636
     CANADA        888-789-6627
     CHINA-NORTH   10-800-713-0906
     CHINA-SOUTH   10-800-130-0879
     FRANCE        0800-909-260
     GERMANY       0800-182-4524
     ISRAEL        180-942-9050
     JAPAN         0053-113-0898
     SPAIN         900-977-663
     SWEDEN        020-793-185
     UK            0800-032-5546

     If for any reason you feel uncomfortable reporting such incidents or issues to your supervisor, the Human Resources or Legal Departments, you may inform any member of Executive Management. You may also submit your report anonymously through the Ethics Hotline.

- The Company will investigate all reports made as set forth above. In any such investigation, the Company will respect the rights of all parties concerned and principles of fairness and dignity will be applied.

- If a violation of the expressed terms or spirit of this policy is found, the Company will take appropriate disciplinary action. Such action could include immediate termination and filing of criminal charges. In addition, disciplinary action will be taken against any supervisor or other Colleague who retaliates, directly or indirectly, or encourages others to do so, against a Colleague who reports a violation of the Guidelines. A Colleague has the right to raise concerns or to report misconduct without fear of retribution.

- In the event a Colleague is uncertain about whether or not an action is permitted by this policy, that issue should be raised with the Colleague's supervisor, the Human Resource or the Legal Departments, the Ethics Officer or the Ethics Hotline. The Company encourages inquiries and will make no negative implications because of them.

- In the event that any Colleague, including a member of management or a director, feels that it is appropriate to receive a waiver from one or more of the standards set out in this policy, that Colleague must present a written request for a waiver to the Board of Directors. This policy


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     has been prepared and adopted by the Board of Directors and, except as expressly set out in this policy, only the Board of Directors has authority to waive provisions of it.

- The Board of Directors has designated Paul Hempel as the Company's Ethics Officer. You may reach the Ethics Officer by telephone, +1-781-314-4028, or by electronic mail, paul.hempel@invmed.com. In addition, the Board of Directors has established an Ethics Committee consisting of the Ethics Officer, the Chief Financial Officer, and the Company's Internal Auditor. The Ethics Committee's principal functions are to provide guidance to the Ethics Officer as and when requested by the Ethics Officer.


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III. ETHICS HOTLINE

     The Ethics Hotline is a toll-free number that is available to you twenty-four hours a day, seven days a week, to report any concerns about violations of the Company's Business Conduct Guidelines.

     The Ethics Hotline is operated by specially trained third-party representatives. Calls to the Hotline will not be traced or recorded, and callers can choose to remain anonymous if they wish. Ethics Hotline representatives will listen to your concerns, ask questions, and review the information provided. They will then forward your concerns to the Company's Ethics Officer, who will take appropriate action.

     You may also contact the Ethics Hotline through:

     Website:

     WWW.LISTENUPREPORTS.COM

     By phone:

     US            866-398-0010
     AUSTRALIA     1800-987-636
     CANADA        888-789-6627
     CHINA-NORTH   10-800-713-0906
     CHINA-SOUTH   10-800-130-0879
     FRANCE        0800-909-260
     GERMANY       0800-182-4524
     ISRAEL        180-942-9050
     JAPAN         0053-113-0898
     SPAIN         900-977-663
     SWEDEN        020-793-185
     UK            0800-032-5546

IV.  OUR STANDARDS

     1. COMMITMENT TO EMPLOYEES. Inverness Medical Innovations is committed to maintaining an environment that respects the dignity of each person. Gambling, fighting, assault, disorderly conduct, or behavior that violates common decency or morality will not be tolerated. Discriminatory harassment in any form will not be tolerated. This also includes sexual harassment and any other harassment based on an individual's race, color, religion, sex, sexual orientation, national origin, age, physical or mental disability or status as a special veteran, military service, or application for military services or membership in any other category protected under the law.


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          We will maintain a strict policy to deal with offenders. If you feel you are a victim of discriminatory harassment, you should report the incident. Any employee found to have harassed or discriminated against another company employee or an employee of a supplier, contractor, customer, competitor, or regulator will be subject to disciplinary action, including termination. If you suspect or know that another company employee is harassing someone, talk with your supervisor, the Human Resources or Legal Departments, Ethics Officer, Ethics Hotline, or any member of the Executive Management team immediately. We will ensure that any allegations reported under this policy will be handled with the utmost professionalism and confidentiality. Retaliation is a serious violation of this policy and should be reported immediately. Any employee found to have retaliated against another individual for reporting discriminatory harassment or participating in an investigation of allegations of such conduct would be subject to appropriate disciplinary action.

     2. CONFLICTS OF INTEREST. You should avoid situations where the private interests of you, your relatives, or your friends conflict with the interests of the Company. Both the fact and the appearance of a conflict of interest should be avoided. This applies in a business sense, as described throughout this document, and is not meant to and does not apply to work/family issues.

          For purposes of this policy, a "relative" is any person who is related by blood or marriage or whose relationship is similar to that of persons who are related by blood or marriage (including but not limited to members of an employee's household). "Members of an employee's household" include an employee's spouse, children, parents, and any other persons who reside with such employee. While certain of the provisions below are made expressly applicable to members of an employee's household, the provisions also apply to relatives or friends where the nature of the relationship is such that divided loyalties are likely to result from the conduct in question.

          Note that this policy does not attempt to describe all possible conflicts of interest that could develop, although some of the more common considerations and conflicts from which employees must refrain are set out below:

               - You should not have any business or financial relationship with customers, suppliers, contractors, regulators, or competitors that could influence or appear to influence you in carrying out your responsibilities. This would include the ownership of stock in these companies. However, ownership of a nominal amount of stock in a publicly owned company would not be considered a conflict unless the amount was large enough to influence you.

          - You may not engage in any conduct or activity that is inconsistent with the Company's best interests or that in any manner disrupts, undermines, or impairs the Company's relationships with any person or entity with which the Company has or proposes to enter into an arrangement, agreement, or contractual relationship of any kind.


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               -    While employed by the Company, you may not market products or services that compete with or whose interests may conflict with ours. Nor may you work for a customer, supplier, contractor, regulator, or competitor, or member of its board of directors without approval.

               - While employed by the Company, you are prohibited from taking, or directing to a third party, a business opportunity that is discovered through the use of Company property, information or position, unless the Company has determined not to pursue such business opportunity, such business opportunity does not otherwise violate these Guidelines or any other policy of, or agreement with, the Company, and the Ethics Officer, or the Audit Committee of the Board of Directors, in the case of executive officers to the Company, has authorized you to pursue such business opportunity on your own time and at your expense.

          - You must disclose any potential conflict of interest to your supervisor, the Human Resources or Legal Departments or the Ethics Officer so that it may be resolved.

          - If you are unsure if your situation or relationship with another organization might conflict with your job performance or our Company's interests, you should discuss it with your supervisor, Human Resources or Legal Departments or the Ethics Officer. Most potential conflict situations are resolved and it is always best for you to raise your concern.

     3. COMPLIANCE WITH THE LAW AND THIS POLICY. Inverness Medical Innovations' policy is to comply with all laws and regulations of each state and country in which Inverness Medical Innovations conducts business, whether or not specifically mentioned above. Each of Inverness Medical Innovations' employees, contract workers, consultants or other persons acting on behalf of Inverness Medical Innovations shall comply with such laws and this policy. If you have any questions concerning the legality or propriety of any course of conduct, you must seek guidance from the Human Resources or Legal Departments, Executive Management or the Ethics Officer. If you become aware of any illegal or improper conduct, you must report it to your Supervisor or to the Human Resources or Legal Departments, Executive Management, the Ethics Officer or the Ethics Hotline. If the illegal or improper conduct involves Executive Management or if Executive Management fails to respond appropriately to any report of illegal or improper conduct, you must report it to a member of Inverness Medical Innovations' Board of Directors.

               a) Employment Laws. The employment laws make it unlawful to discriminate in the hiring or discharge of employees, or with respect to their compensation, conditions or privileges of employment, on the basis of race, color, religion, sex, sexual orientation, national origin, age, physical or mental disability or status as a special veteran, military service or application for military services or membership in any other category protected under the law. It is our policy to provide equal employment opportunity for all employees and applicants for employment in accordance with the employment laws without regard to race, color, religion, sex, sexual orientation, national origin, age, physical or mental disability or status as a special veteran military


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                    service or application for military services or membership in any other category protected under the law.

               b) Antitrust/Competition Laws. The antitrust/competition laws are intended to preserve competition by prohibiting actions that could unreasonably restrain the functioning of a free and competitive marketplace. Violations of these laws (which can result in severe penalties to both the Company and to the persons participating in the violation) can occur:

               - If you have communications or agreements with competitors on prices, terms, services, sales policies or customer selection or classification (except for usual credit information);

                         - If you attempt to suggest or agree with a competitor, supplier or customer on how he or she should deal with others;

                         - In any arrangements or understandings with particular competitors or customers so as not to deal with a particular customer or supplier;

                         -    In any joint ventures or projects among
                              competitive organizations where discussions are not strictly limited to the joint transactions involved;

                         - In any participation in trade associations, seminars, or other groups where there is even the appearance of being an occasion for discussion of competitive policies and practices.

               c) Fair Dealing. We endeavor to obtain advantages over our competitors through superior products and services, not through unethical or illegal business practices. To further this aim, you are expected to deal fairly with our customers, suppliers, competitors, employees of the Company and anyone else with whom you have contact in the course of performing your job.

               d) Dealing in Securities and Confidential Information. In the course of your employment, you may become aware of sensitive information that is confidential, private, or proprietary and which is valuable and material to the Company and has not been made public. The use of such non-public material information about Inverness Medical Innovations or another company (that you may obtain information about due to a proposed or actual transaction or relationship with Inverness Medical Innovations) for your own financial benefit not only is unethical, but also may be a violation of law. We are all responsible for protecting the confidentiality of all such information. Both U.S. and international laws prohibit insider trading and deceptive practices in stocks and securities. The Company will not tolerate the improper use of inside information.

                         - Use or disclosure of Company sensitive information will be for company purposes only.


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                         -    To preserve confidentiality, the disclosure of
                              such Company information within the Company should be limited to those who have a need to know.

                         - Your responsibility to keep Company information confidential continues after you discontinue your employment with the Company.

                         - Giving the Company pass or other Company identification material to any unauthorized person is prohibited.

                    If you have received confidential information from those we do business with, you must protect the confidentiality of any such information in accordance with any written agreement which may apply to such information, or if none exists, in accordance with the protection given to our own information.

               e) Copyrights and Computer Software. The unlawful duplication or removal or attempting to remove from the Company's premises or restricted areas copyrighted materials, including periodicals, magazines, trade journals, designs, computer software, tools, and equipment is a violation of copyright laws and is strictly prohibited. See Electronic Communication Media Use Policy and Nondisclosure, Noncompetition and Developments Agreement. (hyperlink)

               f) Unauthorized Payments to Obtain Business. The policy of the Company is to not, directly or indirectly, offer, solicit or accept any kind of payment, gift, bribe, kickback, or contribution for personal gain of the employee or members of an employee's household for the purposes of:

                         - Influencing customers, suppliers, or governmental entities including their officials or employees.

                         -    Obtaining, giving, or keeping business.

                         - Persuading any officials or employees of another company to fail to perform, or to improperly perform their duties.

                         - Employees and members of an employee's household may not accept money, personal gifts, trips, services, entertainment, or anything of value free or at a discounted rate from any person or entity that is an actual or potential competitor of Inverness Medical Innovations.

                         - Employees may not offer, provide or accept money, personal gifts, trips, services, entertainment, or anything of value, free or at a discounted rate to any actual or potential purchaser, actual or potential supplier or actual or potential customer of Inverness Medical Innovations, except as approved by Executive Management. In all instances when an offering is made, the offering, providing or acceptance of such gifts or services must be confirmed by Executive Management to be in compliance with the business policies of the recipient's or donor's employer or the person or entity that the recipient represents and must be within the normal business practices of the industry as a whole. This section does not preclude


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                              payment or acceptance of small costs (e.g., taxi
                              fares, reasonable business meals, parking validations, etc.), Company emblem paraphernalia (mugs, shirts, etc.) provided in the ordinary course of business, gifts valued at less than $100 or up to one (1) ticket per year from any actual or potential purchaser, actual or potential supplier or actual or potential customer of Inverness Medical Innovations to sports events, concerts, theatre or similar functions between business persons dealing at arm's length where such items are within the normal business practices of the industry of the party making the gift. If an employee receives a gift from a business partner which is not permitted by this section, the employee must report that gift to the Legal Department and either a) return the gift to the donor or b) donate the gift to a charitable cause and, in either case, advise the donor in writing of the Company's policy.

                         Violation of this policy will be grounds for immediate dismissal. However, except when dealing with representatives of a government (including government agencies), you may receive or give customary business amenities such as meals, provided they are associated with a business purpose, reasonable in cost, appropriate as to time and place and are such as not to influence or give the appearance of influencing the recipient. If you feel that it would be detrimental to Inverness Medical Innovations to turn down such a gift, you should discuss the matter with Executive Management, who may authorize exceptions to this prohibition. Excessive business related gifts and entertainment are inherently compromising and do not belong in our business relationships, whether giving or receiving. See Dealings with Government Officials and Payments Practice section (hyperlink).

                         Any employee who is unsure whether a certain transaction, activity, or relationship constitutes a conflict of interest must discuss such issue with the Legal Department or Executive Management to obtain clarification. Exceptions to this policy may only be approved by Legal Counsel or Executive Management. Inverness Medical Innovations reserves the right to determine, in its sole discretion, whether circumstances not listed above represent actual or potential conflicts of interest. See Conflicts of Interest Policy (hyperlink).

               g) Export Control Laws. Export control laws govern all exports of commodities and technical data, including items that are hand-carried as samples. Failure to comply with such laws could result in the loss or restriction of the Company's export privileges. As a result, no Colleague will cause the Company to export or re-export any goods or intellectual property unless the Company has received the appropriate express or implied export license. Colleagues should note that this also applies to Colleagues of the Company's foreign subsidiaries.


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               h)   Customs, Embargo and Boycotts. The United States and other countries where our Company does business have laws that restrict or prohibit transactions in goods, funds, services or technology with certain persons, companies, and countries based on national security and policy interests. You must comply with all applicable customs, antiboycott and embargo laws while importing and exporting products, funds, services, information or technology. In addition, the U.S. has laws that regulate how companies must respond to boycotts enforced by one set of countries against another. No Colleague will cause the Company or its affiliates to participate in any international economic boycott in which the United States does not participate. Employees responsible for our Company's international operations must be aware of these laws, and direct questions to the Legal Department.

               i) Anti-Money Laundering Laws. Anti-money laundering laws prohibit you from engaging in a transaction if you know that the funds involved were derived from illegal activities. If you believe that the funds in a transaction may be derived from illegal activity you must contact the Legal Department.

               j) Environmental Laws. As a good corporate citizen of the communities in which we operate, the Company is committed to a safe environment and sound environmental actions. We will comply fully with all applicable environmental laws and regulations. Intentional violation of environmental laws will be a breach of this policy.

               k) Safety and Health. The Company is committed to maintaining a safe and healthful work environment. We will comply fully with all applicable safety and health laws and regulations.

                         - Bringing or attempting to bring into Company premises, or into any Company gathering off of Company premises, any firearm, dangerous weapon, explosive material, or instrument designed to inflict bodily injury is forbidden and a violation of this policy.

                         - Creation of fire, safety or health hazards, failure to use safety devices, or failure to comply with procedures provided for employee and public protection is forbidden and a violation of this policy.

               l) Contributions to Political, Religious and Other Organizations. Any financial support, time commitments, and any other contributions and involvements with political, religious or other group or activity that is not related to the Company's business should be made on the employee's time and at the employee's own expense and must in no way indicate Inverness Medical Innovations' endorsement of such activity.


                                     Page 11

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               m)   Questions on Laws. If you have questions on specific laws or regulations, contact the Company's Legal Department.

               n) Quality. The Company is committed to providing the highest quality goods and services to our customers to meet and exceed their expectations. We will strive to continuously monitor our progress and improve our processes to achieve this goal within the spirit and letter of all applicable laws. The knowing and intentional provision to our customers of goods which are of a material inferior quality to the goods as described in the specifications and/or product literature for those goods is a violation of this policy.

               o) U.S. Food & Drug Administration (FDA) Laws and Regulations. The laws and regulations enforced by the FDA are intended to ensure that medical devices are safe and effective and that these products are honestly, accurately and informatively represented to the public. The FDA laws and regulations cover, among other things, premarket approval of new medical devices, manufacturing and performance standards, and tracking of reports of device malfunctioning and serious adverse reactions. Failure to comply with all such laws and regulations could result in serious consequences for the Company, including product recall. We will comply fully with all applicable FDA laws and regulations, and with all internal procedures designed for compliance purposes.

     4. DEALINGS WITH GOVERNMENT OFFICIALS AND PAYMENTS PRACTICE. The laws, rules and regulations that govern the professional relationships between Inverness Medical Innovations' employees and government officials are complicated and numerous. Inverness Medical Innovations' employees are obligated to contact the Legal Department or Executive Management with any questions, issues, complaints, or concerns about all matters concerning relationships and interactions with government officials.

          With the exception of certain regulatory fees set by governments and lawful "expediting payments" in foreign countries, all payments, promises to pay and offers of payment or anything of value to any government official, political party, or official thereof either from Inverness Medical Innovations or in furtherance of Inverness Medical Innovations' business are strictly prohibited. In some countries outside the U.S., tips and gratuities of a minor nature are customarily required by low-level governmental representatives performing routine governmental action (e.g., processing visas, permits to do business, providing of police protection or phone service). Where payments of this nature are lawful and unavoidable, they are permitted only to facilitate the correct performance of the foreign government representative's routine duties. Such "expediting payments" may not be made to induce foreign officials to fail to perform their duties or perform them in an incorrect manner. Executive Management of Inverness Medical Innovations shall be responsible for determining the propriety, need, and amount of such expediting payments, which may be


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          made only with their prior approval and only after consultation with
          Legal Counsel of Inverness Medical Innovations.

     5. PROTECTING COMPANY ASSETS. Each of us is responsible for protecting Company assets, which include the Company's investment in trade secrets, technology and other proprietary property as well as physical property of guests, visitors, vendors, customers and employee property.

               - You should be alert to any situations or incidents that could lead to the loss, misuse, or theft of Company property. In addition, you should report all such situations to your supervisor, the Human Resources or Legal Departments, Executive Management, the Ethics Officer, or the Ethics Hotline at the number that is listed below for your geographical region.

     US            866-398-0010
     AUSTRALIA     1800-987-636
     CANADA        888-789-6627
     CHINA-NORTH   10-800-713-0906
     CHINA-SOUTH   10-800-130-0879
     FRANCE        0800-909-260
     GERMANY       0800-182-4524
     ISRAEL        180-942-9050
     JAPAN         0053-113-0898
     SPAIN         900-977-663
     SWEDEN        020-793-185
     UK            0800-032-5546

               - Each employee is required to enter into an obligation of confidentiality to protect the Company's trade secrets and confidential information. Depending on the particular country and practice, this obligation may be fulfilled by a written undertaking, a contract or, in the case of certain executive officers, by a fiduciary duty imposed by law in countries where this may be applicable.

     6. MEDIA CONTACT AND PUBLIC DISCUSSION. News media contact, responses, and public discussion of Company business should only be made through authorized spokespersons of the Company.

          - Compliance with Public Disclosure Laws: The Company will comply with all laws governing the public disclosure of business information. These laws are generally designed to assure that material business information about the Company is disseminated fairly and in clear, accurate and non-misleading terms without material omissions. As a result, all public statements disclosing material Company business information, including to individual investors or analysts, whether oral or written, must be disseminated through a means which assures broad dissemination of the information to the public in a fair manor and in terms that are accurate and clear with no material omissions. Colleagues should consult with the Legal Department before making any such statements. In the event that a Colleague makes such a statement inadvertently, the Colleague should immediately contact the Legal Department to determine how best to comply with the law in such a situation.

          - If you are questioned by news reporters, you should refer them to an appropriate Company representative--the CEO, COO, CFO, or General Counsel.

          - We must exercise particular care when considering release of information of a sensitive nature.

          - Failure to observe this policy can cause tremendous harm to the Company and spread misinformation. We are all responsible for protecting all such information

     7. UNAUTHORIZED USE OF COMPANY PROPERTY OR SERVICES. You or your relatives many not use Inverness Medical Innovations assets, services or labor for personal use unless the use has been properly approved.

     8. BUSINESS AND ACCOUNTING PRACTICES. Compliance with accepted accounting rules and controls, as established by the FASB, U.S. and other taxing authorities as well as accounting controls established by the Audit Committee, independent auditors and Chief Financial Officer is necessary at all times. The Company has established a separate set of accounting policies and guidelines. Intentional failure to comply with these policies and guidelines is a violation of this policy.

     9. FINANCIAL RECORDS. All financial records of the Company must accurately reflect and properly describe the transactions they record. All financial transactions are to be recorded in a timely fashion.

     10. DISPARAGEMENT. No one should ever make false, misleading, or disparaging remarks about individuals, organizations or their products or services.

          - Do not disparage our competitors or their products or employees. We should sell our products and services on their merits.

          - Always check with our General Counsel before you make comparisons between our products and those of a competitor in written materials or advertising. In some countries this is illegal and in many others, including the United States, it may be grounds for a competitor to bring an unfair competition suit against the Company.

     11. DRUGS. The use, sale, possession, manufacture, dispensation, or distribution of any unauthorized drugs or controlled substances at any time on Company premises or at Company gatherings is prohibited. Being under the influence of intoxicants or drugs is prohibited by law and by the Company. See our Policy to Maintain a Drug Free Workplace (hyperlink).

     12. CERTIFICATIONS. The Company may require Colleagues to certify compliance with the Policy on an annual basis. Failure or Refusal of a Colleague to certify compliance may be grounds for discipline up to and including dismissal.


/s/ RON ZWANZIGER                       /s/ PAUL HEMPEL
-------------------------------------   ----------------------------------------
Ron Zwanziger,                          Paul Hempel,
President and CEO                       Senior Vice President Leadership
                                        Development & Legal Affairs

                                      INDEX

A
Accepted accounting rules, 12
Administration of the guidelines, 2
Advertising, 13
Antitrust laws, 5
Assets, company, 11

B
Boycott, 9
Bribe, 7
Business meals, 8
Business opportunity, 5

C
Certifications, 13
Commitment to employees, 3
Computer software, 7
Confidential information, 6, 7, 11
Conflicts of Interest, 4, 8
Contributions, 10
Copyright, 7
Customs, 9

D
Discriminatory harassment, 3, 4
Disparagement, 13
Drugs, 13

E
Embargo, 9
Employment laws, 5
Entertainment, 7, 8
Ethics Officer, 1, 2, 3, 4, 11
Ethics Hotline, 1, 2, 3, 4, 5, 11
Expediting payments, 11
Export, 9

F
Fair dealing, 6
FDA, 10
Financial records, 12
Foreign government, 11

G
Gifts, 7, 8
Government officials, 8, 11

H
Harassment, 3, 4
Hotline, 1, 2, 3, 5, 11

I
Illegal drugs, 13
Information,
   business, 12
   company, 7
   confidential, 6, 7, 11
   credit, 6
   inside, 6
   material, 6
   non-public, 6
Inside Information, 7
Insider trading, 6, 7
Intoxicants, 13

M
Material omission, 12
Media contact and public discussion, 12
Money laundering, 9

P
Political, 10, 11
Public disclosure, 12

Q
Quality of products, 10

R
Retaliation, 4

S
Securities, 6

T
Technology, 9, 11
Tickets, 8

W
Waiver, 2


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